Exhibit 10.59

**Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

SUPPLY AGREEMENT

ENTERED AS OF THE 1STDAY OF JANUARY, 2011.

BETWEEN:	BioAmber S.A.S., a French entity having a corporate office located at 1250, Rene-Levesque West, Suite 4110, Montreal, Quebec, Canada, H3B 4W8 (“BioAmber”)

AND:	International Flavors & Fragrances Inc., a New York entity having a business place located at 521 W 57th Street, New York, NY 10019 (“IFF”)

Whereas IFF is inter alia engaged in the development, production and sales of flavor and fragrance chemicals (the “Field”);

Whereas IFF identified natural succinic acid as a strategic product in connection with the “Field” and wishes to develop new products based on natural succinic acid;

Whereas BioAmber is inter alia engaged in the development, production and sales of natural succinic acid, as defined in the Regulation (EC) No 1334/2008 of the European Parliament and of the Council of December 16, 2008, as published in the Official Journal of the European Union dated December 31, 2008 (the “Natural Succinic Acid”);

Whereas BioAmber is dedicated to build a world-wide Natural Succinic Acid business;

Whereas BioAmber secured a source of Natural Succinic Acid in a production plant located in Route de Pomacle – 51110 BAZANCOURT, France;

Whereas BioAmber is willing to supply Natural Succinic Acid to IFF according to the terms of this Agreement;

Whereas IFF audited BioAmber’s production plant located in Bazancourt, France, and found that such BioAmber production plant was suitable to produce Natural Succinic Acid to be used in flavor and fragrances applications;

Whereas IFF wishes to source Natural Succinic Acid exclusively from BioAmber, subject to the terms of this Agreement;

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Term and Commitments

1.1	This Agreement shall be in force from January 1st, 2011 until June 30th, 2015.

1.2

Notwithstanding the preceding, either party shall be entitled to terminate this Agreement prior to its expiry date upon the occurrence of any default or omission of the other party to fulfill any of its obligations under this Agreement, on the thirtieth calendar day

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following the sending of a written notice to such defaulting party indicating any such default or omission, unless such defaulting party has remedied said default or omission, within the said 30 days.

1.3	During the term of this Agreement, IFF shall :

i.	update its purchasing forecast every two months;

ii.	purchase Natural Succinic Acid exclusively from BioAmber, unless BioAmber does not have the capability to fulfill IFF’s volume requirement.

iii.	If a force majeure event, as defined hereafter, occurs during the term of this Agreement, and if this event prevents BioAmber to supply IFF with Natural Succinic Acid according to the terms hereof, then, for so long as such event will last, IFF may purchase Natural Succinic Acid from third parties. A force majeure event means an event beyond the control of BioAmber, such as strikes, natural disaster, social unrest, war, unavailability of means of transport, embargo. The performance of IFF’s obligations shall resume its normal course as soon as the force majeure event has ceased.

1.4	IFF shall issue its binding written purchasing orders for any purchase of Natural Succinic Acid according to this Agreement at least 60 days before the requested delivery date (a “Purchase Order”). Each Purchase Order shall be at least five hundred kilograms (500 kg) each of Product.

1.5	BioAmber shall confirm and approve or not each Purchase Order in writing within 10 days of receipt (BioAmber may refuse to approve a Purchase Order only if (i) it does not have the capability to fulfill IFF’s volume requirementand (ii) IFF’s Purchase Orders, during any given 12 month period, exceed the maximal annual quantity of Natural Succinic Acid that BioAmber is able to produce, such annual quantity being of at least [***] of Natural Succinic Acid). BioAmber shall produce and deliver the ordered Natural Succinic Acid as per IFF’s Purchase Orders duly approved by BioAmber. Time is of the essence in delivery of the Natural Succinic Acid.

1.6	BioAmber shall produce and deliver Natural Succinic Acid according to the specifications described in Exhibit A attached hereto, which forms an integral part hereof (the “Product Specifications”). Such Product Specifications are subject to change from time to time with IFF written approval, acting reasonably, and the actual Product Specifications will be delivered and remitted to IFF together with each Natural Succinic Acid delivery. In no event shall BioAmber change, revise or modify its specifications without the express written permission of IFF, acting reasonably.

1.7	BioAmber shall assist IFF in all its reasonable commercial or technical questions related to Natural Succinic Acid. BioAmber shall provide IFF with samples and brochures related to Natural Succinic Acid as reasonably requested by IFF.

1.8

During the term of this Agreement and thereafter, IFF shall not resell the Natural Succinic Acid sold to it by BioAmber to any other person, firm or company, it being understood that internal assignment of Natural Succinic Acid to an affiliate of IFF shall not be deemed to be a resale of Natural Succinic Acid for the purpose of this Agreement. For the purpose

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of this Agreement, an affiliate of IFF shall mean any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with IFF. For the purpose of this definition, control means ownership, directly or through one or more affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby IFF controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

2.	Price, Incoterms (2010), Packaging and Payment Terms

2.1	IFF shall pay BioAmber [***]/kg of Natural Succinic Acid ordered pursuant to a Purchase Order duly approved by BioAmber DAP (Incoterms 2010) during the term of this Agreement.

2.2	Notwithstanding the preceding, in the event IFF provides BioAmber with documentary evidence demonstrating that, in the three (3) months preceding the date of a given Purchase Order, a competitor of IFF is paying a lower price per kg of Natural Succinic Acid than that paid hereunder, then BioAmber may elect to match such lower price for the said Purchase Order. In the event BioAmber does not elect to match the competitive price, IFF shall be free to have only said Purchase Order filled by any other vendor of Natural Succinic Acid.

2.3	Payment shall be made electronically by IFF to BioAmber’s bank account within sixty (60) days after invoice date. IFF agrees to pay a monthly interest charge on overdue amounts for Natural Succinic Acid purchased hereunder calculated on the basis of an annual rate of interest equal to the EURIBOR 3 month rate on the date payment was due, plus [***].

2.4	BioAmber shall deliver the Natural Succinic Acid (DAPIFF’s designated premises – Incoterms 2010) in [***] that will be transported and labeled in accordance with international regulations. BioAmber shall deliver the goods with all necessary shipping documents (e.g. specifications sheet, bill of lading, MSDS, certificate of analysis).

2.5	Title of ownership and the risks involved in the loss of Natural Succinic Acid shall be transferred from BioAmber to IFF when the Natural Succinic Acid is placed at the disposal of IFF at IFF’s production site, not cleared of customs duties. The costs of delivery and transportation will be paid entirely by [***].

3.	Confidentiality

3.1	In connection with this Agreement, it is acknowledged that either party (a “disclosing party”) may disclose its Confidential Information to the other party (a “receiving party”). For the purposes of this Agreement “Confidential Information” shall mean all information in the broadest sense in whatever form or medium that relates to past, present, or future research, development, manufacture and sale of the products of the disclosing party, and will include, but not be limited to, this Agreement and its terms.

3.2	The receiving party shall maintain the Confidential Information of the disclosing party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

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3.3	The confidentiality obligations and use restrictions provided herein will be valid during the term of this Agreement and for an additional five (5) years thereafter.

3.4	The confidentiality obligations and use restrictions provided herein shall not apply to any Confidential Information which – as the receiving party can prove by written instrument – (i) was in the lawful possession of the receiving party prior to the disclosure thereof by the disclosing party or, (ii) is or becomes generally available to the public through no act or failure to act of the receiving party or, (iii) is given to the receiving party by a third party which is under no direct or indirect confidentiality obligation to the disclosing party or, (iv) is developed independently by employees of the receiving party who had no access to Confidential Information disclosed hereunder.

3.5	BioAmber and IFF agree that no public announcement of this Agreement shall be made by either party without the prior written approval of the other party.

3.6	Notwithstanding the preceding, BioAmber shall be free to disclose the terms of this Agreement to its shareholders or prospective investors, providing they are subject to confidentiality obligations at least as constraining as those set out herein.

4.	Representations and Warranties

4.1	IFF and BioAmber warrant that they have the necessary power to conclude this Agreement.

4.2	BioAmber warrants that it secured the exclusive right to use the succinic acid plant located in Bazancourt, France for the term of this Agreement.

4.3	BioAmber warrants that it has the full intellectual property rights to produce and sell the Natural Succinic Acid to IFF according to the terms hereof.

4.4	BioAmber warrants to IFF that the Natural Succinic Acid shall:

a.	for a period of one (1) year from their respective date of production, correspond with their accompanying specifications sheets (the current specifications for the Natural Succinic Acid being attached hereto as Exhibit A)(the “Specifications”);

b.	be “natural succinic acid” as defined in Regulation (EC) No 1334/2008 of the European Parliament and of the Council of December 16, 2008, as published in the Official Journal of the European Union dated December 31, 2008;

c.	comply with all applicable European Union laws and regulations; and

d.	shall be merchantable as a natural product under all applicable European Union laws, regulations and guidelines; and

e.	will meet the requirement of FCC (Food Chemicals Codex) Monograph Specifications 7 supplement.

4.5	The warranties set out in section 4.4 do not cover defects resulting from (i) use that is non-compliant with the reasonable, written instructions of BioAmber, (ii) improper use, improper storage or handling after the Natural Succinic Acid has been delivered, or (iii) any modification or transformation of the Natural Succinic Acid that has not been approved by BioAmber.

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4.6	No express and no implied warranties whether of fitness for any particular use, or otherwise other than those expressly set forth in this Agreement which are made expressly in lieu of all other warranties shall apply to the Natural Succinic Acid sold to and by IFF, and no waiver, alteration, or modification of the foregoing conditions shall be valid unless made in writing and signed by BioAmber.

4.7	BioAmber shall vest in IFF good and valid title to the Natural Succinic Acid sold and paid, which shall be free and clear of all liens, security interests, encumbrances, burdens and other claims.

4.8	BioAmber warrants that its production plant located in BAZANCOURT, France, is REACH pre-registered. BioAmber shall use best efforts to have the Natural Succinic Acid being registered under the requirements of REACH by the end of 2011. BioAmber shall immediately notify IFF (a) when the product is registered under REACH or (b) if the registration is not granted, or is withdrawn or refused by European Chemicals Agency (ECHA).

4.9	IFF warrants to BioAmber that (i) IFF’s importation (subject to section 2.4), storage, transportation and all other activities related to the Natural Succinic Acid sold pursuant to this Agreement shall conform in all respects to present and future laws, rulings, rules, standards, and regulations related to the Natural Succinic Acid by the applicable authorities, and (ii) IFF has the full rights to produce and sell flavor and fragrances applications made with Natural Succinic Acid.

4.10	In the event of any failure or defect in the product produced hereunder resulting from BioAmber’s failure to comply with the terms of this Agreement, including but not limited to failure to meet the Specifications, BioAmber agrees (upon IFF’s request) to replace, rework and/or scrap any defective product or authorize IFF to do so at BioAmber’s expense and BioAmber shall assume responsibility for IFF’s total finished product-related costs including any production, raw materials, packaging materials and freight costs incurred by IFF and the cost of inspecting, recovering, sorting, reworking and scrapping such product.

4.11	BioAmber shall indemnify and hold harmless IFF, its affiliates, directors, officers, employees and agents from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’s fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any actual or alleged breach of its representations, warranties or obligations under this Agreement; (B) any negligence or willful misconduct by BioAmber, except to the extent that any of the foregoing arises out of or results from the actual or alleged negligence, willful misconduct or breach of this Agreement by IFF; or (C) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights by BioAmber in connection with the manufacture of the Natural Succinic Acid sold to IFF pursuant to this Agreement.

4.12	IFF shall indemnify and hold harmless BioAmber, its Affiliates, directors, officers employees and agents from and against all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations under this Agreement; (B) any gross negligence or willful misconduct by IFF, except to the extent that any of the foregoing arises out of or results from the negligence, willful misconduct or breach of by BioAmber of its representations, warranties or obligations under this Agreement.

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4.13	All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification (the “Indemnified Party”): (A) promptly notifying the indemnifying party (the “Indemnifying Party”) of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure; (B) cooperating with the Indemnifying Party in the defense of any such claim or liability (at the Indemnifying Party’s expense), and (C) not compromising or settling any claim or liability without prior written consent of the Indemnifying Party. The liability of an Indemnifying Party under this section 4 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this section 4 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions. If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 4 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), (a) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (b) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder and which contains no admission of fault or wrongdoing. No Third Party Claim shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) if such settlement or compromise would result in an obligation of the Indemnifying Party to indemnify such Indemnified Party, or would otherwise result in liability of, or have an adverse impact upon, such Indemnifying Party.

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4.14	BioAmber agrees to provide [***] (maximum coverage per year) of commercial liability insurance in support of the indemnity provided at section 4.11 with reputable companies. BioAmber expressly acknowledges that it will defend and indemnify IFF against personal injury claims of BioAmber’s employees where BioAmber is responsible to those employees for worker’s compensation.

4.15	Notwithstanding anything stated herein, neither party shall be liable to the other party for loss of profit, for loss of contract or business opportunity, or for any indirect, consequential, special or exemplary damages of any kind or nature whatsoever, howsoever caused, incurred by the other Party or any third party, whether in an action in contract, tort or otherwise.

4.16	BioAmber’s liability in respect of any claim made hereunder shall in all cases be limited to the lesser of (i) the price paid by IFF for Products purchased pursuant to this Agreement in the twelve months preceding the date of such claim, and (ii) the maximum coverage amount to which BioAmber benefits pursuant to its commercial liability insurance policy, currently being [***] per year.

4.17	This Agreement and all dealings between the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New Jersey, including the provisions of the Uniform Commercial Code and subsequent amendments adopted by New Jersey, but excluding the conflict-of-laws principles of that State, and all other U.S. laws, regulations and orders that may apply. The parties agree that the United Nations Convention on International Sale of Goods shall have no force or effect on transactions relating to this Agreement.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT AT THE PLACE AND AT THE DATE HEREINABOVE FIRST MENTIONED.

BIOAMBER S.A.S.

By:	/s/ Jean-François Huc
Jean-François Huc, President

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Hernan Vaisman
Signature
Hernan Vaisman, Group President, Flavors

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Exhibit A

Product Specifications

[***]

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